                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM  8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                      SECURITIES AND EXCHANGE ACT OF 1934

        Date of Report (date of earliest event reported): AUGUST 8, 1997


                   GRAND PRIX ASSOCIATION OF LONG BEACH, INC.
             (Exact name of registrant as specified in its charter)


         CALIFORNIA                       0-11837               95-2945353
(State or other jurisdiction     (Commission File Number)      (IRS Employer
     of incorporation)                                      Identification No.)



               3000 PACIFIC AVENUE, LONG BEACH, CALIFORNIA 90806
              (Address of principal executive offices)  (Zip Code)


      Registrant's telephone number, including area code:  (562) 981-2600


                                   No Change
         (Former name or former address, if changed since last report.)
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ITEM 5.  OTHER EVENTS

     On August 8, 1997, Grand Prix Association of Long Beach, Inc. (the "Company") entered into separate Stock Purchase Agreements (the "Stock Purchase Agreements") with each of Midwest Facility Investments, Inc., a wholly owned subsidiary of International Speedway Corporation ("MFI"), and Penske Motorsports, Inc. ("PMI"), for the purchase by each of them of 315,000 shares (the "Shares") of the Company's unregistered common stock, no par value (the "Common Stock"), for a purchase price of $12.34 per share. After the sale is completed, MFI and PMI will each own approximately 7.2% of the Company's outstanding shares of Common Stock.

     As part of the Stock Purchase Agreements, the Company granted MFI and PMI certain preemptive rights, agreed to cause the size of the Company's board of directors (the "Board") to be increased by two and to use its reasonable efforts to cause one nominee of MFI and one nominee of PMI to each be elected to the Board to fill the new positions. MFI and PMI agreed not to, without Board approval, (a) purchase any shares of the Company's equity securities, (b) conduct a proxy contest to obtain control of the Board or (c) enter into any non-market transaction to sell the Company's Common Stock to anyone who does not agree to be bound by the standstill provisions contained in the Stock Purchase Agreements, except they may each purchase up to 5% of the Company's outstanding Common Stock (in certain cases, such amount may be increased to an aggregate individual ownership for MFI or PMI, as applicable, of 20.5% if MFI or PMI, as applicable, acquires certain shares of Common Stock pursuant to the Right of First Refusal Agreement (as defined below)), and purchase shares of Common Stock from other shareholders who are subject to the Right of First Refusal Agreement. The standstill provisions expire (a) upon the earlier of (i) six years or (ii) the date Christopher R. Pook ceases to serve as Chief Executive Officer unless a successor approved by MFI and PMI have been appointed within 120 days, (b) if the Company enters into a merger, asset purchase, business combination or similar agreement pursuant to which the Company's shareholders would own less than 50% of the surviving corporation or (c) a tender offer or exchange offer commences for the Company's equity. The terms of the Stock Purchase Agreement call for the Company to use the proceeds from this transaction to fund capital expenditures intended to enhance the Company's ability to promote additionally sanctioned motorsports events at its Millington, Tennessee and/or Madison, Illinois facilities.

     Concurrently therewith, the Company entered into separate Registration Rights Agreements with MFI and PMI pursuant to which the Company agreed, for a period of three years, to grant MFI and PMI certain "piggyback" registration rights. In addition, the Company has also agreed, subject to certain exceptions, to file a registration statement covering the Shares not later than June 30, 1998 and has agreed, subject to certain exceptions, to use its reasonable best efforts to cause such registration statement to be declared effective as soon as practicable thereafter and to be maintained effective for at least two years.

     As part of the foregoing transaction MFI, PMI and certain shareholders of the Company (the "Certain Shareholders"), which shareholders collectively beneficially own approximately

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38% of Company's outstanding shares of Common Stock on a fully diluted basis and after giving effect to the sale of Common Stock pursuant to the Stock Purchase Agreements, entered into a Right of First Refusal Agreement (the "Right of First Refusal Agreement"). Pursuant to the Right of First Refusal Agreement, MFI, PMI and the Certain Shareholders granted to each other a right of first refusal on the sale or transfer of their respective shares of Common Stock, subject to certain exceptions, for a period terminating on the earlier of (a) six years from the date of the Right of First Refusal Agreement or, (b) with respect to each of MFI and PMI, the date it ceases to own at least 80% of the shares of Common Stock it acquired pursuant to its respective Stock Purchase Agreement.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     (a)   Not applicable.

     (b)   Exhibits.

Exhibit Number      Description of Exhibit                         Filing Status
--------------      ----------------------                         -------------
10.32               Stock Purchase Agreement, dated                filed herewith
                    August 8, 1997, between Midwest Facility
                    Investments, Inc. and Grand Prix
                    Association of Long Beach, Inc.

10.33               Registration Rights Agreement, dated           filed herewith
                    August 8, 1997, between Grand Prix
                    Association of Long Beach, Inc. and
                    Midwest Facility Investments, Inc.

10.34               Stock Purchase Agreement, dated                filed herewith
                    August 8, 1997, between Penske
                    Motorsports, Inc. and Grand Prix
                    Association of Long Beach, Inc.

10.35               Registration Rights Agreement, dated           filed herewith
                    August 8, 1997, between Grand Prix
                    Association of Long Beach, Inc. and
                    Penske Motorsports, Inc.

10.36               Right of First Refusal Agreement, dated        filed herewith
                    August 8, 1997, between Midwest Facility
                    Investments, Inc, Penske Motorsports, Inc.
                    and various shareholders

99.4                Press Release dated August 8, 1997             filed herewith


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

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 GRAND PRIX ASSOCIATION OF
                                 LONG BEACH, INC.

Date: September 11, 1997.

                                 By: /s/ Christopher R. Pook
                                     -----------------------
                                     Christopher R. Pook
                                     President and Chief Executive Officer

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